Exhibit 10.1

Assignment, Assumption and Amendment
of
EMPLOYMENT AGREEMENT

This Assignment, Assumption and Amendment (the “Amendment”) of Employment Agreement is made effective as of January 1, 2002 by and among MERCANTILE NATIONAL BANK, a national banking association organized and existing under the laws of the United States (“Bank”), National Mercantile Bancorp, a California corporation (“Bancorp”), and SCOTT A. MONTGOMERY (“Montgomery”), with reference to the following facts:

A.            In 1996, Bank and Montgomery entered into an employment agreement pursuant to which Bank employed Montgomery as President and Chief Executive Officer of Bank.

B.            The Employment Agreement was amended and restated as of January 1, 1999 (the “Employment Agreement”).

C.            Since 1997 Montgomery has also served as President and Chief Executive Officer of Bancorp, the parent corporation of Bank.

D.            In December 2001, Bancorp acquired South Bay Bank, N.A.(“South Bay”), at which time Montgomery became the President and Chief Executive Officer of South Bay.

E.             The parties desire that Bancorp assume the obligations of Bank under the Agreement and to effect certain amendments to the Employment Agreement.

NOW, THEREFORE, with reference to the foregoing facts and in consideration of mutual promises of the parties set forth in this Amendment, Bank, Bancorp and Montgomery hereby agree as follows:

1.             Assignment and Assumption.  Bank hereby assigns to Bancorp all of its rights and obligations under the Employment Agreement, and Bancorp hereby assumes such rights and obligations, but in each case excluding the indemnification obligations of Bank under Paragraph 4 of the Employment Agreement.  Montgomery hereby consents to such assignment and assumption, and agrees that Bank is released from its obligations under the Employment Agreement except for its indemnification obligations under Paragraph 4 of the Agreement.  As a result, all references to the “Bank” in the Employment Agreement shall be changed to “Bancorp” except: (i) under Paragraph 4 of the Employment Agreement; (ii) in connection with references to employee benefit plans, insurance and similar matters which are maintained by Bank and not Bancorp (and for only so long as such plans, insurance and other matters are so maintained by Bank); (iii) under Paragraphs 6.1, 10.11 and 10.12 of the Employment Agreement; and (iv) where used in this Amendment.

2.             Paragraphs 1.2 and 1.3—Employment and Directorships.  Paragraphs 1.2 and 1.3 of the Agreement are amended in their entirety to read as follows:

1.2.          Performance of Duties for Subsidiaries.  Montgomery agrees to serve as chief executive officer of such direct and indirect subsidiaries of National Mercantile Bancorp (“Bancorp”) as the Board of Directors of Bancorp may from time to time request.

1.3           Directorships.  During the term of his employment, Montgomery shall serve as a director of Bancorp and such direct and indirect subsidiaries of Bancorp as the Board of Directors may from time to time request, but shall receive no director’s fees or other remuneration for his services as a member of said Boards of Directors.

3.             Paragraph 2—Term.  Paragraph 2 of the Employment Agreement is amended in its entirety to read as follows:

2.  Term.  Montgomery’s employment under this Agreement shall commence on January 1, 1999 and shall expire on March 31, 2007; unless terminated sooner as hereinafter provided (the “term” or “term of employment”).  This Agreement supersedes and replaces the Employment Agreement dated June 21, 1996.

4.             Paragraph 3.1—Base Salary.  Paragraph 3.1 of the Agreement is amended in its entirety to read as follows:

3.1           Base Salary.  From January 1, 1999 until December 31, 2001, Bancorp shall pay Montgomery a semi-monthly salary at an annualized rate of $250,000, less applicable withholding.  From January 1, 2002 until March 31, 2007, Bancorp shall pay Montgomery a semi-monthly salary at the annualized rate of $310,000 (“Base Salary”), less applicable withholding.  On December 1, 2002 and each December 1 thereafter, the Base Salary shall be adjusted by multiplying the Base Salary times the percentage increase, if any in the Consumer Price Index for All Urban Consumers (“CPI–U”) for the Los Angeles - Riverside - Orange County, California area as reported by the United States Department of Labor, Bureau of Labor Statistics for the most recent 12-month period for which statistics are available (“CPI increase”) and then adding the product to the then existing Base Salary (and such adjusted salary shall as of the succeeding January 1 become the “Base Salary); provided, however, that in no event shall the increase in Base Salary in any year exceed five percent (5%).  A decline in the CPI-U shall not result in a reduction in the Base Salary; provided, however, the same CPI increase shall not be the basis of an additional adjustment to the Base Salary.

5.             Paragraph 3.2—Incentive Compensation.  Paragraph 3.2 of the Agreement is amended in its entirety to read as follows:

3.2           Incentive Compensation

3.2.1  If Bancorp has positive net income before income tax provision (a “Pretax Profit”) during any calendar year commencing 1999 through and including 2001, Montgomery shall receive an incentive bonus in an amount equivalent to five percent (5%) of such Pretax Profit for that calendar year, less applicable withholding.  Such incentive bonus shall be paid, if earned, on or before April 1 of the year following the year during which the applicable Pretax Profit was earned.  Additionally, in the event the Bancorp has a Pretax Profit and a return ratio of at least one and one-half percent (1.5%) of Pretax Profit to assets during a calendar year, the Board of Directors shall award Montgomery an additional incentive bonus in an amount equivalent to two percent (2%) of such Pretax Profit for that calendar year, less applicable withholding.  Such additional incentive bonus shall be paid, if earned, on or before April 1 of the year following the year during which the applicable Pretax Profit was earned.

3.2.2  If Bancorp has positive “Pretax Profit” during any calendar year during the term of Montgomery’s employment commencing with calendar year 2002, Montgomery shall receive an incentive bonus in an amount equal to 3% of the first $3 million of such Pretax Profit, plus 4% of the next $2 million of Pretax Profit, plus 5% of any Pretax Profit in excess of $5 million; provided, however, the incentive bonus in any year shall not exceed Montgomery’s Base Salary for such year.

3.2.3  Montgomery understands and agrees that nothing in this Agreement is intended to create or imply any right on his part to receive, or duty on the part of Bancorp to pay, a bonus or incentive compensation for any calendar year in which Bancorp fails to achieve a Pretax Profit; provided, however, that if Bancorp fails to achieve a positive Pretax Profit during any calendar year during the term of Montgomery’s employment, Bancorp’s Board of Directors may, in its sole and absolute discretion, award Montgomery a discretionary incentive bonus in an amount it deems appropriate under the circumstances, taking into account such factors as Montgomery’s performance of his duties, the operating results and financial condition of Bancorp, and the economic climate within which Bancorp operated during the year.

6.             Paragraph 8.2.2.  Paragraph 8.2.2 is amended in its entirety to read as follows:

8.2.2  Bancorp may terminate Montgomery’s employment hereunder at any time for cause.  For purposes of this Agreement, the term “cause” shall mean, (a) any act of dishonesty, unauthorized disclosure of confidential information or fraud by Montgomery in the performance of his duties hereunder; (b) the commission of a felony involving theft or fraud of any kind; (c) the commission of a fraud or misappropriation or embezzlement of property of the Bancorp Group or any customer of the Bancorp Group; (d) a willful and material breach by Montgomery of obligations under this Agreement, all (a, b, c and d) with or without prosecution or conviction; (e) the inability of any member of the Bancorp Group to secure a bond for the services of Montgomery, or Montgomery engaging in conduct that would preclude any member of the Bancorp Group’s ability to bond Montgomery; or (f) a written order or directive from the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System ordering the removal of Montgomery as an executive officer or director of any member of the Bancorp Group.  For purposes of this Agreement, the “Bancorp Group” shall mean Bancorp and any direct or indirect subsidiary depository institution of Bancorp.

7.             Paragraph 8.3.3.  With respect to the clause “the Bank [now Bancorp] substantially and adversely changes Montgomery’s status, title, position or responsibilities,” it is understood that this refers to Montgomery’s status, title, position and responsibilities as Chief Executive Officer and President of Bancorp and not any subsidiary or subsidiaries of Bancorp.

8.             Paragraph 8.3.4.  Paragraph 8.3.4 of the Employment Agreement is amended to add the words “or Paragraph 8.5.2 below” immediately after the words “Paragraph 8.3.3 above.”

9.             Paragraph 8.3.7.  A new Paragraph 8.3.7 is added to the Employment Agreement to read as follows:

8.3.7        If Montgomery’s employment is terminated pursuant to Paragraph 8.1, by Bancorp under Paragraphs 8.2.1 or 8.2.3, or by Montgomery under the circumstances described in Paragraph 8.3.3, and Bancorp has a positive Pre-tax Profit for the calendar year in which his termination of employment occurs, Montgomery shall be entitled to additional severance compensation in an amount equal to: (a) the amount of incentive compensation he would have earned under Paragraph 3.2.2 had he been employed for the full calendar year, multiplied by (b) a fraction, the numerator of which is the number of days during the calendar year during which he was employed by Bancorp and the denominator of which is the number of days in the calendar year.  Such additional severance shall be paid, if earned, on or before April 1 of the year following the calendar year in which Montgomery’s employment terminates.

10.           Paragraph 11—Change of Control Payment.  A new Paragraph 11 is added to the Employment Agreement to read as follows:

11.           Change of Control

11.1         For the purposes of this Agreement, the following terms shall have the meanings set forth below:

11.1.1 “Affiliate” shall mean, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or voting equity interests.

11.1.2 A “Change of Control” shall be deemed to have occurred in any of the following instances:

(i)                                     The sale by Bancorp of all or substantially all of its assets to any Person, but not a sale to the Existing Shareholder Group if the purchaser assumes all of the obligations of Bancorp under this Agreement (with the effect that Montgomery becomes the Chief Executive Officer of the purchaser);

(ii)                                  A merger or consolidation of Bancorp with any other Person if the shareholders of Bancorp immediately prior to such merger or consolidation beneficially own shares representing less than 50% of the voting power in the election of directors of the surviving entity immediately following such merger or consolidation, but excluding a merger or consolidation with an entity which is a member of the Existing Shareholder Group; or

(iii)                               A Person other than the Existing Shareholder Group acquires beneficial ownership of shares representing 35% or more of the voting power in the election of directors of Bancorp or its successor or, if Bancorp or its successor is involved in a reorganization in which it becomes a subsidiary of another corporation, the ultimate parent corporation of Bancorp or its successor; or

(iv)                              any other transaction, although in a different form, accomplishes substantially the same result as (i), (ii) or (iii).

11.1.3 “Change of Control Payment” shall mean a lump-sum payment equal to 18 months salary at the Base Salary in effect on the date of termination of Montgomery’s employment.

11.1.4 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute.

11.1.5 “Existing Shareholder Group” shall mean (i) Carl R. Pohlad, Eloise O. Pohlad, James O. Pohlad, Robert C. Pohlad and William M. Pohlad; (ii) members of the immediate family of the

Persons in subparagraph (i); and (iii) Affiliates of Persons listed in subparagraphs (i) or (ii).

11.1.6 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, which definition shall include a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

11.2         If the Company terminates Montgomery’s employment without cause and within 12 months thereafter a Change of Control occurs, within 30 days following such Change of Control, Bancorp shall pay to Montgomery a lump sum amount equal to amount to which Montgomery would thereafter be entitled under Paragraph 8.3.3 of this Agreement; in other words, the remaining obligation of Bancorp under Paragraph 8.3.3. shall be accelerated (and Bancorp shall have no obligation under Paragraph 8.3.3 of this Agreement for payments accruing after the Change of Control).

11.3         If a Change of Control occurs and within 12 months thereafter Montgomery’s employment is terminated without cause, within 30 days following such termination, Bancorp shall pay to Montgomery the Change of Control Payment (and while the Change of Control Payment shall be without reduction for salary and other compensation accruing following the Change of Control and prior to termination of employment, Bancorp shall have no obligation to make any payment under Paragraph 8.3.3 of this Agreement).

11.4         If a Change of Control occurs, Montgomery shall have the right to terminate his employment with Bancorp at any time after six months and prior to 12 months following the Change of Control.  If Montgomery so terminates his employment, within 30 days thereafter, Bancorp shall pay to Montgomery the Change of Control Payment (and Bancorp shall have no obligation to make any payment under Paragraph 8.3.3).

11.5         In the event Montgomery is entitled to a Change of Control Payment under Paragraph 11.2, 11.3 or 11.4 of this Agreement, Bancorp shall also pay to Montgomery: (a) at the time of the Change of Control Payment: (i) any bonus which had previously been awarded to Montgomery under Paragraph 3.2.3 of this Agreement but which had not been paid; and (ii) amount sufficient to pay for all employee benefits to which Montgomery may be entitled under COBRA for a period of twelve months following such termination; and (b) by April 1 of the year following year in which Montgomery’s employment terminates, additional severance compensation in the amount determined in accordance with Paragraph 8.3.7 of this Agreement.

11.           Paragraph 10.7.  Paragraph 10.7 shall be amended in its entirety to read as follows:

10.7  Acknowledgment – Montgomery hereby acknowledges that this Agreement is, from the outset, without liability to, or recourse against, any officer or director of any member of the Bancorp Group or any subsidiary thereof and that, except with respect to Bank’s indemnity under Paragraph 4, his sole recourse under this Agreement shall be against Bancorp.

12.           Except as amended pursuant to this Agreement, all other terms, conditions, promises and undertakings set forth in the Agreement are hereby ratified and shall remain in full force and effect until the termination of the Agreement as provided therein.

IN WITNESS WHEREOF, Bank and Bancorp have caused this Amendment to be executed by its duly authorized officers, and Montgomery has duly executed this Agreement, to be effective as of January 1, 2002.

MERCANTILE NATIONAL BANK	NATIONAL MERCANTILE BANCORP

By:	By:

Title:	Title:

/s/ SCOTT A. MONTGOMERY
SCOTT A. MONTGOMERY